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                                                                   EXHIBIT 10.3

                [Electronic Transmission Corporation Letterhead]

                                December 7, 1995



Mr. Derek Dzung Pham
3737 Timberglen, Apt. 2304
Dallas, Texas 75287

Dear Mr. Pham:

         This letter will serve as the agreement between you and Electronic Transmission Corporation ("ETC") concerning employment with ETC. You will agree to execute an employee nondisclosure/noncompete agreement with ETC. ETC will pay you a salary of thirty-eight thousand dollars ($38,000) per year which will be paid by an employee leasing company with which ETC has contracted. ETC will pay for medical insurance for you. You will receive all the other benefits as provided by that employee leasing company or any such leasing company ETC may use. You will have the right to participate in any pension and/or profit sharing plans and employee stock plans implemented by ETC.

         You will additionally receive the option to purchase up to 10,000 shares of ETC stock at a price of one dollar ($ 1.00) per one thousand (1,000) shares as follows. The stock will be held in escrow for you. After one year of employment, you may exercise your option to purchase 1/2 of the stock. After two years of employment you may exercise your option to purchase the remainder of the stock.

         If this letter correctly reflects the agreement, please execute in the space provided below and return an executed copy to me.


Sincerely,
                                         AGREED AND ACCEPTED this 7 day of
/s/ L. Cade Havard                       December, 1995
    L. Cade Havard                       /s/ Derek Dzung Pham
Chairman, CEO                                Derek Dzung Pham